Exhibit 10.1

THE FERGUSON GROUP

DEFERRED BONUS PLAN 2019

Approved by resolution of the Board

on 22 March 2019 and amended by resolution of the Board of the Company on

27 January 2021

-i-

THE FERGUSON PLC DEFERRED BONUS PLAN 2019

The Ferguson Deferred Bonus Plan 2019 is intended to align the interests of executives with those of shareholders by providing a mechanism for Group Companies to defer a proportion of such persons’ annual bonuses in the form of Shares for a period of time, under the terms of this Plan.

1.	DEFINITIONS

1.1 In this Plan references to the following words shall bear the following meanings:

Adoption Date means 22 March 2019;

Award means an award granted under Rule 2 in the form of a Conditional Award, an Option or a Phantom Award as the Committee may determine, which is for the time being subsisting;

the Board means the board of directors of the Company;

Committee means the Remuneration Committee of the Company or some other duly authorised committee of the Board;

Company means the company incorporated in Jersey as Ferguson plc, with registered number 128484;

Compulsory Participant means an Executive who as at the Test Date is an executive director of the Company who has not achieved the Shareholding Requirement;

Conditional Award means an Award which takes the form of a contingent right to receive Shares or a conditional allocation of Shares;

Control has the meaning given to that word by section 995 of the UK Income Tax Act 2007;

Date of Grant means the date on which the Committee grants an Award;

Dealing Day means any day on which the London Stock Exchange is open for the transaction of business;

Deferral Period means the period(s) specified by the Committee pursuant to Rule 2.3(b);

DI means a depositary interest representing an ordinary share in the capital of the Company;

DRS statement means the direct registration system statement of account representing certificated ordinary shares listed and traded on the relevant United States Stock Exchange held on the Company’s share register maintained in the United States;

DTC means the Depository Trust Company, being the system used to settle trades of uncertificated ordinary shares listed and traded on the relevant United States Stock Exchange held on the Company’s share register maintained in the United States;

Executive means any employee or executive director of any member of the Group;

Financial Year means a financial year of the Company within the meaning of section 390 of the UK Companies Act 2006;

Grant Letter means the notification to a Participant setting out the terms of an Award;

Grant Period means the period of 42 days commencing on:

a)	the Adoption Date;

b)	the day immediately following the day on which the Company makes an announcement of its results for the last preceding Financial Year, half year or other period; or

c)	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;

Group means the Company and the Subsidiaries from time to time and the expressions member of the Group and Group Company shall be construed accordingly;

Legal Representative means a deceased Participant’s duly appointed legal personal representative, or equivalent representative in jurisdictions other than the UK, as evidenced by such representative to the satisfaction of the Committee;

Listing Rules means the UK Listing Rules published by the Financial Conduct Authority (as amended from time to time);

London Stock Exchange means London Stock Exchange plc or any successor body thereto;

Market Abuse Regulation means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (or any equivalent or successor legislation);

Market Value means, in relation to a Share on any day:

a)

the closing middle-market quotation for a Share on that day (as derived from the Daily Official List of the London Stock Exchange in the case of a DI priced in Pounds Sterling or from the equivalent such records of the relevant United States Stock Exchange in the case of an ordinary share in the capital of the Company priced in US Dollars); or

b)

the average of the closing middle-market quotations for a Share (as derived from the Daily Official List of the London Stock Exchange in the case of a DI priced in Pounds Sterling or from the equivalent such records of the relevant United States Stock Exchange in the case of an ordinary share in the capital of the Company priced in US Dollars) during such period as the Committee may determine but not exceeding 30 Dealing Days ending on that day and provided such Dealing Day(s) fall within a Grant Period;

NASDAQ means Nasdaq, Inc. or any successor body thereto;

New York Stock Exchange means New York Stock Exchange, Inc. or any successor body thereto;

Notional Share means a share equal in value to a Share, but having no legal rights attributable to a Share;

Option means an Award which takes the form of an option to acquire Shares at either nil cost or at Market Value, to be determined at the discretion of the Committee;

Participant means an Executive who has been granted an Award (including, where the context permits his personal representatives) which has not lapsed or been surrendered or forfeited;

Phantom Award means a conditional right to receive a cash amount determined by reference to the Market Value of the Notional Shares subject to the Award on the Vesting Date;

Plan means the Ferguson Group Deferred Bonus Plan 2019 as set out in these rules (as amended from time to time);

Restricted Period means any period in which dealings in shares would be prohibited by law;

Scheme of Arrangement means the scheme of arrangement pursuant to Article 125 of the Companies (Jersey) Law 1991, as amended, to introduce the Company as a new, Jersey-incorporated holding company to the Group;

Scheme of Arrangement Effective Date means 10 May 2019 being the date on which the Scheme of Arrangement became effective in accordance with its terms;

Shareholding Requirement means the shareholding ownership policy approved by the Committee pursuant to which an Executive is expected to own a minimum value of Shares;

Shares means:

a)	fully paid ordinary shares in the capital of the Company, whether held in certificated or uncertificated form, via a DRS statement or via the DTC;

b)	where appropriate the DIs representing such shares; and/or

c)	shares, or DIs representing those shares or DIs following any reorganisation of the share capital of the Company;

Subsidiary means any subsidiary of the Company within the meaning of section 1159 of and schedule 6 to the UK Companies Act 2006 (or its equivalent under applicable law) over which the Company has Control;

Target Bonus means the amount of annual bonus payable to an Executive in respect of “on target” performance;

Tax Liability means any amount of tax or social security contributions for which a Participant would or may be liable and for which a member of the Group or former member of the Group would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant tax authority;

Test Date means the date during the Grant Period on which an Executive’s compliance with the Shareholding Requirement shall be tested and which shall be determined by the Committee prior to commencement of the Grant Period;

Trustee means the trustee or trustees of any employee benefit trust established by the Company (or any Group Company);

United States Stock Exchange means the New York Stock Exchange, NASDAQ or such other recognised stock exchange in the United States, on which the Shares are listed; and

Vesting Date means the date on which an Award (or part thereof) Vests.

1.2 An Award Vests when the Participant becomes entitled to the transfer of Shares or the payment of cash (as the case may be), under Rule 11. The terms Vested and Vesting shall have corresponding meanings.

1.3 References to any statute or statutory instrument of UK Parliament, the legislative bodies of Jersey, the United States of America or the European Union (the EU) shall include any modification, amendment or re-enactment thereof for the time being in force (and shall, in respect of any EU legislation, include any UK legislation enacted in replacement thereof following the UK’s departure from the EU).

1.4 Words of the masculine gender shall include the feminine and vice versa and words in the singular shall include the plural and vice versa unless in either case the context otherwise requires or is otherwise stated.

2.	GRANT OF AWARDS

Compulsory Participants

2.1 Subject to Rules 2 and 3, the Committee shall, during a Grant Period, grant an Award to any Compulsory Participant who at any time during the Financial Year immediately preceding the proposed Date of Grant (the Bonus Year) was a participant in any annual bonus plan operated by the Company or any Group Company.

2.2 An Award shall be granted in the form of an Option, a Conditional Award or a Phantom Award as the Committee may determine in its absolute discretion.

2.3 The Committee shall on or prior to the Date of Grant determine:

(a)	the number of Shares or Notional Shares subject to the Award, which shall be equal to A/B where:

A =

the amount of the annual bonus in excess of the Target Bonus that the Committee determines would have been paid to the Executive under the relevant annual bonus plan in respect of the relevant Bonus Year if the Executive did not participate in this Plan, such amount to be gross of income tax and social security contributions unless it is not possible to defer the payment of such income tax and social security contributions to the Vesting Date in which case the Committee may specify such amount as it, acting fairly and reasonably, determines appropriate; and

B =

the Market Value of a Share on the Dealing Day immediately preceding the Date of Grant or, if that Dealing Day would otherwise fall within a Restricted Period, the first Dealing Day following the cessation of the Restricted Period, and any fraction of a Share shall be rounded down to the nearest whole Share;

(b)

the period for which the Award must be held before it Vests (the Deferral Period), which shall be the period of three years from the last day of the relevant Bonus Year or such other period or periods as the Committee considers is appropriate;

(c)	whether the Award will accrue dividend equivalents in respect of the Award and the basis on which it shall do so pursuant to Rule 12; and

(d)	any other restrictions or requirements that the Committee shall determine are appropriate.

2.4 Awards shall be granted by the execution of a deed of grant by the Committee. A single deed of grant may be executed in favour of any number of Executives. As soon as reasonably practicable after the Date of Grant, the Company will notify each Participant of the grant of his Award by means of a Grant Letter.

2.5 The Company may require a Participant to sign and return such notification acknowledging their agreement to be bound by the terms of the Plan and may determine that failure to do so within any period specified in that notification shall cause the Award to lapse and be treated as if it had never been granted.

2.6 No payment shall be required for the grant of an Award.

Other	Participants

2.7 Subject to Rules 2 and 3, the Committee may, during a Grant Period, make an Award to any Executive who is not a Compulsory Participant but who was a participant in any annual bonus plan operated by the Company or any Group Company in the Bonus Year.

2.8 Rules 2.2 to 6 shall apply to any Award granted pursuant to Rule 2.7 save that the Committee may determine the number of Shares or Notional Shares subject to the Award in its absolute discretion and without regard to the fractions specified in Rule 2.3(a).

3.	PROHIBITION ON ISSUE OF SHARES

3.1 No Award may be granted to subscribe for unissued Shares or Shares transferred from treasury and the Vesting of an Award may not be satisfied by the issue of new Shares or the transfer of Shares from treasury.

4.	VESTING

4.1 Subject to any other provision in these Rules, Awards will Vest in full on the expiry of the Deferral Period.

4.2 Notwithstanding any other provision in these Rules, if dealing in Shares by the Company is precluded by law, the Listing Rules, the Market Abuse Regulation and any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other UK or overseas regulation or enactment on the date on which the Deferral Period expires, an Award shall not Vest and an Option may not be exercised until the date on which any such restriction is lifted.

5.	RIGHTS OF PARTICIPANT BEFORE VESTING

5.1 An Award shall be personal to a Participant and shall not (except to the extent necessary to enable a Legal Representative to realise the Award following the death of a Participant) be capable of being transferred, changed or otherwise alienated and shall lapse immediately if the Participant purports to transfer, charge or otherwise alienate the Award or if he is declared bankrupt.

5.2 A Participant will have no rights in respect of any Shares subject to an Award until the Shares are transferred to him pursuant to Rule 11.

6.	CESSATION OF EMPLOYMENT

6.1 If, before an Award has Vested, a Participant ceases to be an employee of a member of the Group by reason of misconduct or after a Participant has ceased to be an employee of a member of the Group the Company becomes aware of facts or circumstances that would have entitled it to dismiss the Participant for misconduct, then the Award shall lapse on the date of such cessation or the date the Company becomes so aware.

6.2 If, before an Award has Vested, a Participant ceases to be an employee of a member of the Group for any reason other than one mentioned in Rule 6.1, then the Participant’s Award shall continue subject to the rules of the Plan and will vest subject to and in accordance with Rule 4, save that in the event of a Participant’s death or other circumstances which the Committee considers sufficiently exceptional the Committee may, in its absolute discretion, determine that the Award shall instead Vest at the date of death or cessation of employment (as applicable).

7.	TAKEOVER / GENERAL OFFER

7.1 Save as provided in Rule 7.3, if any person (either alone or together with any person acting in concert with him) obtains Control of the Company as a result of making:

(a)

a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied, the person making the offer will have Control of the Company; or

(b)	a general offer to acquire all of the Shares, all Awards shall Vest.

7.2 Save as provided in Rule 7.3, if any person becomes bound or entitled to give notice to acquire Shares under Part 18 of the Companies (Jersey) Law 1991 or an equivalent under applicable law; all Awards shall Vest on the date on which such person becomes so bound or entitled.

7.3 The Committee may, acting fairly and reasonably and having regard to the circumstances of the change of Control or compulsory acquisition, determine, at any time before Awards Vest, that the Participant may agree to exchange any Award or that Awards will not Vest under Rule 7.1 or 7.2 (as appropriate) but shall be automatically exchanged, in either case, under Rule 10 below.

8.	SCHEME OF ARRANGEMENT

8.1 Save as provided in Rules 8.2 and 8.3, if any person proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under Article 125 of the Companies (Jersey) Law 1991 or its equivalent under applicable law, an Award shall Vest on the scheme of arrangement being sanctioned by the court.

8.2 The Committee, may, acting fairly and reasonably and having regard to the circumstances of the scheme of arrangement, determine, at any time before Awards Vest, that the Participant may agree to exchange any Award or Awards will not Vest under Rule 8.1 but shall be automatically exchanged, in either case, under Rule 10 below.

8.3 If the Committee, in its absolute discretion, considers that the purpose and effect of the scheme of arrangement is to create a new holding company for the Company and the holding company has substantially the same shareholders and proportionate shareholdings as those of the Company immediately before the scheme of arrangement, Awards will not Vest under Rule 8.1 and shall be automatically exchanged under Rule 10 below.

9.	VOLUNTARY WINDING-UP

9.1 If notice is duly given of a resolution for a voluntary winding-up of the Company then the Committee, acting fairly, reasonably and objectively, may in its absolute discretion allow some or all Awards to Vest.

10.	EXCHANGE OF AWARDS

10.1 Where Awards are to be exchanged under this Rule, any Award (the Old Right) will be surrendered in consideration of the grant to the Participant of a new award (the New Right) which, in the opinion of the Committee, is equivalent to the Old Right but relates to shares in a different company. The provisions of the Plan shall be construed in relation to the New Right as if:

(a)	the New Right were an Award granted under the Plan at the same time as the Old Right;

(b)	references to the Company and the Group were references to the company whose shares are subject to the New Right and its group;

(c)	references to Shares were references to shares in the new grantor.

11.	CONSEQUENCES OF VESTING

11.1 Subject to Rule 4.2 and 15, the Committee shall, as soon as reasonably practicable following Vesting of an Award, procure that:

(a)	a Conditional Award shall be satisfied by the transfer to the Participant or to such person as the Participant may direct such number of Shares as are the subject of the Conditional Award;

(b)	a Phantom Award shall be satisfied by the payment of a cash sum to the Participant equal to the Market Value of such number of Notional Shares as are the subject of the Phantom Award; and

(c)	an Option shall be treated as automatically exercised in respect of such number of Shares as are the subject of the Option.

11.2 Shares transferred pursuant to the Plan will rank pari passu in all respects with the Shares then in issue except for any rights attaching to Shares by reference to a record date before the date of such transfer.

11.3 Any transfer of Shares under the Plan shall be subject to such consent of any of the authorities wherever situated as may from time to time be required and the Participant shall be required, so far as he is able, to procure compliance with the requirements of, or to obtain or obviate the necessity for, such consents.

11.4 The Participant shall have no rights in respect of any Shares which are the subject of an Award until such Shares are transferred to him. The Participant shall be entitled to all rights in respect of Shares transferred to him with effect from the date of transfer (save for rights in respect of which the record date was prior to that date).

12.	DIVIDEND EQUIVALENTS

12.1 Participants shall, if the Committee so determines at the Date of Grant, be entitled either:

(a)

to be paid on Vesting of any Award a cash amount equal to the aggregate amount of the dividends that the Participant would have accrued had the Participant held the number of Shares Vesting under the Award during the period commencing on the Date of Grant and ending on the date on which the Award Vests; or

(b)

to receive on Vesting of any Award, in addition to the Shares subject to that Award, such number of further Shares as could have been acquired, either at the time each dividend is paid or when the Award Vests (as the Committee may determine), with the amount of each cash dividend payable on the Shares Vesting under the Award for which the record date falls during the period commencing on the Date of Grant and ending on the date on which the Award Vests.

12.2 The Committee shall determine at the Date of Grant whether the amount of the cash dividend shall be the amount net of any associated tax credit or the gross amount. This Rule 12.2 shall not apply in respect of any super dividend, dividend in specie or other distribution paid by the Company (each being a Distribution) which would otherwise materially affect the value of an Award and for which an Award is adjusted pursuant to Rule 14. For the purpose of this rule 12.2 and rule 14, a Distribution shall not materially affect the value of an Award or attract dividend equivalents if the Company undertakes a share consolidation in conjunction with the Distribution that has the effect that the Market Value of a Share before and after the Distribution is substantially equivalent.

12.3 For the purpose of this Rule 12, a Notional Share shall be treated as carrying a right to dividends as if it was a Share.

13.	SOURCE OF SHARES

The Trustee may acquire Shares in the market in order to satisfy Awards and for this purpose any Group Company and the Trustee may enter into an agreement or agreements governing the funding of the Trust by a Group Company.

14.	RIGHTS ISSUES, DEMERGERS AND VARIATIONS OF CAPITAL

14.1 If there is a rights issue, super dividend, demerger, dividend in specie or any capitalisation issue or sub-division or consolidation of or other variation in the share capital in respect of Shares or the Company, the Committee may adjust the number of Shares subject to an Award in such manner as it, in its absolute discretion, thinks fit.

14.2 If a demerger or super dividend, dividend in specie or other distribution paid by the Company or any capitalisation issue or sub-division or consolidation of or other variation in the share capital in respect of Shares or the Company which, in the opinion of the Committee, would materially affect the value of an Award, the Committee may, in its absolute discretion, permit Awards to Vest as at the date of such event.

15.	TAX

15.1 Any liability of a Participant to taxation or social security contributions in respect of an Award shall be for the account of the relevant Participant and the transfer of any Shares subject to a Participant’s Award having discharged the Tax Liability which arises on Vesting or exercise to the satisfaction of the Company, or otherwise having complied with any arrangements specified by the Company to secure that such Tax Liability is satisfied including irrevocably authorising the Company to sell or procure the sale of sufficient Vested Shares on or following the Vesting Date on his behalf to ensure that any relevant member of the Group receives the amount required to discharge the Tax Liability which arises as a result of the Vesting or exercise of his Award and by participating in the Plan a Participant is deemed to have given such authorisation.

15.2 The Committee may require the Participant, as a condition to the grant or Vesting of any Award or the transfer of any Shares, to enter into an election under Chapter 2 of Part 7 of the Income Tax (Earnings & Pensions) Act 2003 in respect of any Shares to which he is or may become entitled under the Plan.

16.	EFFECT ON EMPLOYMENT RIGHTS

16.1 Nothing in these Rules, the operation of the Plan or in a Participant’s or Executive’s contract of employment shall be construed as giving to any Participant or Executive a right to be considered for participation in the Plan to receive the grant of any Award.

16.2 Neither an Award nor the Shares nor the Notional Shares nor cash the subject of an Award shall be pensionable for any purpose.

16.3 The rights and obligations of any Participant under the terms of his office or employment shall not be affected by his participation in the Plan. Each Participant shall be deemed to waive all and any rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever (whether such cessation is lawful or unlawful) insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant’s terms of employment shall be deemed to be varied accordingly.

17.	MALUS AND CLAWBACK

17.1 Notwithstanding any other rule of the Plan, if one or more of the circumstances set out in Rule 17.2 occur, the Committee may: (a) at any time, where the circumstances fall within Rule 17.2(d) below; or (b) prior to the second anniversary of the Vesting Date in all other circumstances, determine (acting fairly and reasonably having taken into account the scale of loss or damage to the Company or the extent of the risk taken by the Company) to take one or more of the following actions in relation to or any one or more Participants:

(a)	to reduce (including to nil) the number of Shares or Notional Shares in respect of which any future Award is granted to a Participant;

(b)	to reduce (including to nil) the number of Shares or Notional Shares under an unvested Award held by a Participant by such number as the Committee considers appropriate in the circumstances; and

(c)

in relation to a Vested Award, to require a Participant to pay to the Company or such other person as the Company may direct within 30 days of a written demand from the Company such number of Shares or such monetary amount with a value to be determined in the Committee’s absolute discretion provided such value on the date of demand is no greater than the value of the Shares or Notional Shares under Award at the Vesting Date, less any amount paid by or in respect of the Participant in respect of a Tax Liability incurred as a result of the Vesting of the relevant Award (except to the extent the Participant is able to recover amounts paid in respect of such Tax Liability).

17.2 The circumstances in which the Committee may consider that it is appropriate to exercise its discretion under Rule 17.1 are the following:

(a)	a material financial misstatement of the Company’s audited financial accounts (other than as a result of a change in accounting practice);

(b)	conduct by a Participant which results in or is reasonably likely to result in significant reputational damage to the Company;

(c)	the negligence or gross misconduct of a Participant; or

(d)	fraud effected by or with the knowledge of a Participant.

17.3	If the Committee decides to exercise its discretion under this Rule 17, it shall confirm this in writing to each affected Participant.

17.4	For the purposes of these rules, if the Committee decides to exercise its discretion under Rule 17.1(b) before an Award Vests:

(a)	the Award shall be deemed to have been granted over the reduced number of Shares; and

(b)	any subsequent Vesting of the Award shall be determined by reference to this reduced number of Shares,

save that if the number of Shares is reduced to nil, the Award shall be treated as if it had never been granted and such Participant (including a Participant who has left employment before the Vesting Date) shall have no rights to any cash amount, Shares, Notional Shares or Dividend Equivalents.

18.	AMENDMENT

18.1 The Committee may make such amendments to the Rules as it considers necessary or desirable from time to time. However, no amendment will be made under this Rule that would adversely and materially affect the existing rights of a Participant unless such amendment is made with his written consent or with the written consent of a majority of the Participants affected by the amendments.

18.2 Notwithstanding Rule 18.1, the Committee may make minor amendments to the Rules:

(a)

to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or for any member of the Group; and

(b)

to take account of local tax, exchange control or securities law in order to operate this Plan in any jurisdictions in which Executives are situated. The Committee may implement such amendments in the form of schedules to this Plan applicable to the specified jurisdiction.

19.	DATA PROTECTION

19.1 By accepting the grant of an Award, a Participant acknowledges that the Company or any member of the Group may hold, process and transfer personal data relating to them to other members of the Group or to any third parties engaged by them (whether within or outside of the European Economic Area (EEA) and that personal data may also be processed outside the EEA by the Company or any member of the Group or by one or more held or of its or their service providers) for any and all purposes related to the operation and administration of the Plan and/or in order to meet any legal obligation, in each case in accordance with the Company’s Share Plan Data Protection Protocol and applicable law.

20.	GENERAL

20.1 Any member of the Group may provide money to the Trustee or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by applicable law.

20.2 The existence of any Award shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

20.3 Any notice or other document required to be given under or in connection with the Plan may be delivered to a Participant or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its corporate services office at 11020 Eskdale Road, Winnersh, Wokingham RG41 5TS (or such other place or places as the Committee may from time to time determine and notify to Participants).

20.4 The Company, or where the Committee so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of the Participants in respect of any transfer of Shares on the Vesting or exercise of the Awards.

20.5 Benefits under this Plan shall not be pensionable.

20.6 These rules and any contractual and non-contractual obligations arising from them shall be governed by, and construed in accordance with, the laws of England. Neither the Plan nor any Grant Letter shall be construed or interpreted with any presumption against the Company by reason of the Company causing the Plan or Grant Letter to be drafted.

20.7 Unless specifically stated otherwise, each Participant, the Company and any other member of the Group submits to the exclusive jurisdiction of the English courts in relation to all disputes arising out of or in connection with the Plan. By accepting the grant of an Award and not renouncing it, Participants are deemed to have agreed to submit to such jurisdiction.

APPENDIX 1

US

1.	GENERAL

1.1 This Appendix 1 shall apply to all US Taxpayers and the rules of the Plan and the terms of Awards held by US Taxpayers shall at all times be construed and interpreted in a manner consistent with this Appendix 1.

In the event that a Participant becomes a US Taxpayer subsequent to the Date of Grant of an Award under the Plan, then, pursuant to Rule 18 of the Plan, such Award shall immediately be deemed to be amended in a manner consistent with this Appendix 1.

1.2 In this Appendix 1, the following expressions shall have the following meanings respectively:

Code means the US Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder;

US means the United States of America;

US Tax means federal income taxation by the US;

US Taxpayer means a Participant who is subject to US Tax at the Date of Grant, is expected to become subject to US Tax following the Date of Grant or does become subject to US Tax following the Date of Grant but prior to the date upon which any part of an Award is paid.

1.3 References to a Rule shall be to the rules of the Plan.

2.	PROVISIONS APPLICABLE TO US TAXPAYERS

2.1 A new Rule 2.9 shall be added to Rule 2 of the Plan to read in full as follows:

“2.9 For the avoidance of doubt and notwithstanding any other provisions of this Rule 2 to the contrary, (a) participation in, and the grant of Awards under, the Plan to any US Taxpayer shall be at the sole discretion of the Committee and (b) no US Taxpayer shall have any unilateral right to elect to defer any compensation under the Plan.”

2.2 A new Rule 11.5 shall be added to Rule 11 of the Plan to read in full as follows:

“11.5 Notwithstanding any other provision of the Plan or individual Award agreement to the contrary, the transfer of Shares (in the case of a Conditional Award), payment in cash (in the case of a Phantom Award) or automatic exercise (in the case of an Option) under an Award, as well as the payment of any dividend equivalent amounts, shall occur on the earliest of the following events:

(a)	the occurrence of an event falling within Rule 7, 8 and 9 provided that such event also constitutes a “change in control event”, within the meaning of Section 409A of the Code;

(b)	the last day of the Deferral Period applicable to the Award; and

(c)	the US Taxpayer’s death;

provided, however, that, with respect to any Award payable in, or exercisable for, Shares, in the event that any trading, dealing or other securities law restrictions under the Listing Rules, the Market Abuse Regulation and any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other UK or overseas regulation or enactment would prevent the issuance or transfer of Shares on the applicable date specified above, such issuance or transfer may be delayed and made upon the lapse of all such restrictions, but in no case later than the last day of the US Taxpayer’s taxable year which includes the date specified above, or, if later, the 15th day of the third calendar month following the date specified above, so long as the US Taxpayer is not permitted, directly or indirectly, to designate the taxable year of the issuance or transfer of the Shares.

2.3 A new Rule 21 shall be added as follows:

“21. Section 409A of the United States Internal Revenue Code

21.1 Awards granted to US Taxpayers are intended to be exempt from, or comply with, the requirements of Section 409A of the Code, and the Plan and any Award granted to a US Taxpayer shall be interpreted, operated and administered in a manner consistent with such intention.

21.2 No setoffs or deductions against any amounts owed to a US Taxpayer by the Company or any member of the Group may be made hereunder to satisfy the clawback contemplated by Rule 17.2 to the extent that such setoff or deduction would result in adverse tax consequences to a US Taxpayer under Section 409A of the Code.

21.3 To the extent that any exchange of an Award occurs under Rule 7, 8 or 10 of the Plan, the terms and conditions of any New Right shall not modify the timing or schedule of payments in effect under the corresponding Old Right or otherwise result in any change to the terms and conditions applicable under the Old Right if such modification or change would result in adverse tax consequences to a US Taxpayer under Section 409A of the Code.

21.4 Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan, this Appendix 1 and any Award granted under the Plan so that the Award is exempt from, or complies with, the requirements of Section 409A of the Code; provided, however, that the Committee makes no representations that Awards granted under the Plan will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Awards granted under the Plan.”